Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions 1 Exhibit 23.2 Consent of Independent Registered Public Accounting Firm We consent to the reference to our firm under the captions “Summary Consolidated Financial Information”, “Selected Consolidated Financial Information” and “Experts” and to the inclusion of our report dated December 15, 2005, except for Note 13 for which the date is January 24, 2006, in the Registration Statement on Form S-11 and conforming Prospectus of GSC Capital Corp. relating to the registration of its common stock in an initial public offering, including shares to be offered by existing holders of its securities, to be filed on or about January 26, 2006.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, NY
January 24, 2006